Exhibit 99.1

the new home company announces new stock repurchase program

Aliso Viejo, California, September November 19, 2020. The New Home Company Inc. (NYSE: NWHM) today announced a new stock repurchase program.

The New Home Company Inc. (NYSE:NWHM) (the “Company”) today announced that on November 18, 2020 its Board of Directors approved a new stock repurchase program authorizing the repurchase of up to $10 million of Company stock. The new plan replaces its previous $15 million authorization, under which, as of November 19, 2020, there was $1.7 million of remaining availability.

The timing, amount and other terms and conditions of any repurchases of shares of the common stock under the stock repurchase program will be determined by management at its discretion based on a variety of factors, including the market price of our common stock, corporate considerations, general market and economic conditions and legal requirements. The stock repurchase program does not have an expiration date and may be modified, discontinued or suspended at any time. The Company intends to retire any shares repurchased.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California and Arizona, including Southern California, the San Francisco Bay area, metro Sacramento and the greater Phoenix area. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Contact:

Investor Relations | Drew Mackintosh | 949-382-7838 | investorrelations@nwhm.com